Exhibit 99.1

PORTFOLIO RECOVERY ASSOCIATES REPORTS THIRD QUARTER 2003
RESULTS

Net Income Rises to $5.5 Million; Per-Share Earnings Total $0.35

NORFOLK, Va., October 27, 2003 – Portfolio Recovery Associates, Inc. (Nasdaq: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables, today reported net income of $5.5 million, or $0.35 per fully-diluted share, for the quarter ended September 30, 2003.

The company’s third-quarter 2003 earnings compare with pro forma net income of $3.2 million, or $0.27 per fully-diluted share, in the same period a year ago. The pro forma adjustment reflects the impact of corporate income tax on the pre-IPO period due to the company’s conversion from a limited liability company to a corporation in connection with its November 2002 initial public offering.

Total revenue rose to $22.2 million in the third quarter of 2003 from $15.2 million in the same period a year ago.

“Portfolio Recovery Associates has completed yet another solid quarter, executing on our overall strategy in terms of both disciplined buying and increased productivity. Our business is designed to let us make progress regardless of the level of portfolio purchases, and the third quarter is a good example of this. We continued to produce strong earnings and revenue growth while reducing the amount of debt purchased, a decision we made in light of our exceptionally strong buying in the first half of 2003,” said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

For the first nine months of 2003, the company’s earnings rose to $15.3 million, or $0.97 per fully-diluted share, from a pro forma $8.0 million, or $0.70 per share, for the nine months ended September 30, 2002. Total revenue for the first nine months of 2003 climbed to $61.9 million from $40.2 million in the same period a year ago.

Financial and Operating Highlights

•	Net income grew 75% in the third quarter to $5.5 million, compared with pro forma net income from the year-ago period. The company’s earnings growth was driven by both the efficiency of its debt-collection operations and its ability over time to acquire debt portfolios that can be collected profitably across the maturity spectrum.

•	Total revenue advanced 46% in the third quarter of 2003 to $22.2 million from $15.2 million in the year-ago period. The period’s total revenue consists of cash collections, reduced by an amortization rate of 29.2% applied to reduce the carrying value of the owned debt portfolios, plus commissions from the Company’s contingent-fee collection business. Amortization was 29.0% for the same period in 2002.

•	Cash collections rose 46% to $30.2 million in the third quarter of 2003 from $20.7 million in the year-ago period. Cash collections per hour paid, the company’s key measure of collector performance, improved to $110.77 for the first nine months of 2003 from $96.37 for full-year 2002. Productivity rose to record levels at all three of the company’s call centers during the quarter.

•	The company purchased $323 million of face-value debt during the third quarter of 2003 for $11.8 million, representing a blended purchase rate of 3.65%. This debt was purchased in 16 transactions from 8 different sellers. Buying in the third quarter focused more heavily on early recall debt than in the recent past, due to the quality of these accounts in the marketplace.

•	Cumulatively, the company has purchased $1.85 billion of face-value debt at a blended rate of 2.72% in the first nine months of 2003, which compares with $930 million at a blended rate of 2.84% for the same period in 2002.

“Portfolio Recovery Associates’ third quarter represented a period of continued focus on the core areas of our business. We achieved record productivity in all three of our call centers, including the Hampton, VA, facility, which opened in March. We spent roughly $12 million on high-quality portfolio acquisitions during the quarter, bringing our total spending for the year to more than $50 million through the end of September. And we accomplished this while nearly doubling our cash reserves from the prior quarter, positioning us to take advantage of future opportunities in the debt-purchasing market,” said Kevin P. Stevenson, Chief Financial Officer.

Conference Call Information

The company will hold a conference call with investors today, October 27, 2003, at 5:30 p.m. EST to discuss its results. Investors can access the call live by dialing 800-901-5213 for domestic callers or 617-786-2962 for international callers using the pass code 55541231.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers, 617-801-6888 for international callers using the pass code 49926064. The replay will be available approximately two hours after today’s conference call ends. Investors may also listen via Webcast, both live and archived, at the company’s Web site, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.
Portfolio Recovery Associates is a full-service provider of outsourced receivables management. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other service providers. The defaulted consumer receivables Portfolio Recovery Associates collects are either purchased from the credit originator or are collected on behalf of clients on a commission basis.

Statements in this press release which are not historical, including Portfolio Recovery Associates’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plan or predictions of the future, are forward-looking statements. Forward-looking statements in this press release include references to Portfolio Recovery Associates’ presentations and webcasts. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors including the risk factors and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to its Registration Statements on Form S-1, its annual report on Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

Portfolio Recovery Associates, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002
Revenues:
Income recognized on finance receivables	$21,389	$14,704	$59,625	$38,722
Commissions	784	521	2,267	1,337
Net gain on cash sales of defaulted consumer receivables	—	—	—	100

Total revenue	22,173	15,225	61,892	40,159
Operating expenses:
Compensation and employee services	7,370	5,508	21,441	15,720
Outside legal and other fees and services	3,886	2,197	9,980	5,439
Communications	703	540	2,003	1,470
Rent and occupancy	317	209	872	571
Other operating expenses	393	324	1,322	999
Depreciation	383	243	1,054	676

Total operating expenses	13,052	9,019	36,672	24,875

Income from operations	9,121	6,206	25,220	15,283
Other income and (expense):
Interest income	1	—	29	2
Interest expense	(84)	(1,066)	(243)	(2,181)

Income before income taxes	9,038	5,140	25,006	13,103
Provision for income taxes	3,509	—	9,732	—

Net income	$5,529	$5,140	$15,274	$13,103

Pro forma income taxes		1,986		5,066

Pro forma net income		$3,153		$8,038

Net income/Pro forma net income per common share
Basic	$0.36	$0.32	$1.07	$0.80
Diluted	$0.35	$0.27	$0.97	$0.70
Weighted average number of shares outstanding
Basic	15,149	10,000	14,312	10,000
Diluted	15,752	11,496	15,698	11,490

Portfolio Recovery Associates, Inc.
Unaudited Consolidated Summary Statements of Financial Position
(in thousands, except share amounts)

	September 30,	December 31,
ASSETS	2003	2002
Cash and cash equivalents	$14,810	$17,939
Finance receivables, net	89,836	65,526
Property and equipment, net	5,233	3,794
Deferred tax asset	5,414	—
Income tax receivable	1,856	—
Other assets	1,122	1,008

Total assets	$118,271	$88,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	4,115	6,194
Long-term debt & capital lease obligations	2,377	1,465

Total liabilities	6,492	7,659
Stockholders’ equity:
Preferred stock, par value $0.01, authorized shares, 2,000,000, issued and outstanding shares - 0	—	—
Common stock, par value $0.01, authorized shares, 30,000,000, issued and outstanding shares - 15,208,761 at September 30, 2003, and 13,520,000 at December 31, 2002	152	135
Additional paid in capital	94,191	78,309
Retained earnings	17,436	2,164

Total stockholders’ equity	111,779	80,608

Total liabilities and stockholders’ equity	$118,271	$88,267

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